EXHIBIT 23
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-51839 and Form S-8 No. 33-56667) pertaining to the Property Capital Trust 1992 Employee Stock Option Plan and the Registration Statement (Form S-8 No. 33-56665) pertaining to the Property Capital Trust 1994 Stock Option Plan for Non-Employee Trustees and the Property Capital Trust Amended and Restated Deferred Stock Plan for Non-Employee Trustees of Property Capital Trust of our report dated August 25, 1995, with respect to the consolidated financial statements and schedules of Property Capital Trust and of our report dated February 23, 1995, with respect to the financial statements and schedule of Property Capital Midwest Associates, L.P. included in the Annual Report (Form 10-K) of Property Capital Trust for the year ended July 31, 1995.

                                   ERNST & YOUNG LLP

Boston, Massachusetts
October 25, 1995